Exhibit 99.1

Dear Stockholder,

On February 24th, Inland American announced our new estimated share value of $4.00 per share and our new distribution rate of $0.13 a share on an annualized basis. A number of factors were considered in establishing the new distribution rate. As previously discussed, Xenia generated a substantial portion of our cash flow from operations and as a result, our previous distribution rate was not sustainable after the spin-off of Xenia.

In addition, our Board determined that it is in the best interest of the company to retain additional operating cash flow in order to accumulate an appropriate level of capital reserves to enable the company to tailor and grow its multi-tenant retail and student housing platforms, as well as address future lease maturities and disposition plans related to several significant properties in our non-core portfolio. We believe Inland American’s new distribution rate balances the desire for current yield while providing a strong base for increasing long-term stockholder value.

I also wanted to remind you that Jack Potts, Inland American’s CFO and I produced a video reviewing our new distribution rate and estimated share value, which is now available on our website at inlandamerican.com. The original letter discussing these topics (dated February 24th) is also available on our website for your review. Here are few points from the letter:

•    On February 3, 2015, we completed the spin-off of Xenia. Xenia represented a significant portion of our assets, which are no longer included in our estimated share value calculation, which is now $4.00 per share.

•    The per share value estimate was derived by using the IPA recommended net asset value (“NAV”) method. In general, it aggregates the value of each of our real estate assets by utilizing a discounted cash flow analysis for each asset, subtracts the fair-value of any debt, and divides the outcome by the number of our common shares outstanding.

•    The NAV valuation method is the same method utilized by Real Globe and Inland American to estimate our share value at the end of 2013.

•    While the asset values of our core retail and student housing platforms increased, these gains were offset by a drop in the value of our non-core portfolio.

•    Xenia’s shares are traded on the New York Stock Exchange and its value is impacted by overall stock market dynamics causing Xenia’s shares to potentially trade at a premium or discount to their NAV.

•	Since we did not perform a NAV calculation for Xenia, we cannot provide a combined valuation for the companies that is equivalent to a total combined NAV value for the two companies.

•	Having completed the spin-off of Xenia, we remain committed to continuing the execution of our strategic initiatives and optimizing our portfolio. We believe we have made significant progress in 2014 and intend to capitalize on this momentum in 2015 in our two core platforms – student housing and multi-tenant retail.

•	Our long-term strategy also includes the disposition of our non-core assets, which include office and industrial properties. This disposition strategy of our non-core assets will continue as we look to sell these assets in individual and small portfolio transactions over time in an effort to maximize their value.

In closing, if you have any questions please do not hesitate to contact our Investor Services group at 855-377-0510. We thank you for your continued support and investment in our company.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.010833 per share for the month of February 2015. If you have invested through a trustee, a distribution statement is enclosed in lieu of a check. As a reminder, the distribution reinvestment plan (“DRP”) and share repurchase program have been suspended until further notice. Any stockholders who previously received their monthly distributions through the DRP will now receive a check or distribution statement showing their monthly distribution deposits.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Thomas P. McGuinness

President, CEO

cc: Trustee

Broker Dealer

Financial Advisor

Forward-Looking Statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representation, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, our ability to execute on our strategy, our ability to return value to our stockholders through multiple liquidity events, the availability of cash flow from operating activities to fund distributions and the financial performance of Xenia. For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see the Risk Factors included in Inland American’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. For further discussion of the factors that could materially affect Xenia, please see “Item 1A. Risk Factors” and “Forward Looking Statements” of Xenia in Xenia’s Registration Statement on Form 10 as filed with the Securities and Exchange Commission. Inland American intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this letter. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.